                                                                    EXHIBIT 10.1

                        ACIS TECHNOLOGY LICENSE AGREEMENT


         THIS LICENSE AGREEMENT, including the Exhibits ("Agreement"), effective as of September 27, 2001 ("Effective Date"), is hereby made by and between ACIS, Inc., a Texas corporation, having principal offices at 2700 NE Loop 410, Suite 675, San Antonio, Texas 78217 ("ACIS"), and VSI Enterprises, Inc. a Delaware corporation, having a principal offices at 5801 Goshen Springs Road, Norcross, Georgia 30071 ("VSI").

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. All capitalized terms used herein shall have the meanings set forth below.


         1.1 ACIS Kernel means the Willie-event-kernel(TM) and any implementation thereof (including single or multiple stack and polling or non-polling), in source and object code forms, as well as any Derivatives thereof created by or for ACIS during the term of this Agreement.

         1.2 ACIS/MS Superkernel means an implementation of the ACIS Kernel based on top of an underlying Microsoft Platform that provides threads and synchronization primitives.

         1.3 ACIS Tools means the tools, class libraries, utilities and other programs developed or acquired by ACIS relating to the ACIS Kernel (including the W++ preprocessor), as well as any Derivatives thereof created by or for ACIS during the term of this Agreement.

         1.4 ACIS Technology means the ACIS Kernel, ACIS Tools, associated programmer and/or user documentation, and all related Intellectual Property Rights.

         1.5 CycleFree(TM)Development means use of ACIS Tools for the construction of programs with a cycle-free invocation structure.

         1.6 Derivatives means any revision, modification, translation, abridgement, adaptation, subset, or improvement of or to the ACIS Technology, but not any application or other program developed using CycleFree(TM) Development.

         1.7 Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights (including without limitation U.S. Patent No. 6,035,321 (the ""321 Patent") and all foreign counterparts thereto); (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; (e) any "moral" or equivalent rights (including, without limitation, rights of attribution, integrity, disclosure, and withdrawal); and
(f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

         1.8 VSI Products means all computer programs developed or marketed by VSI, including applications, control systems, utilities, or otherwise, incorporating in whole or part an ACIS/MS Superkernel.

         1.9 Microsoft Platform means Windows 2000, Windows XP, Windows CE, Windows NT, Windows Me, all predecessor or successor versions thereof, and any other operating system, embedded operating system or development platform developed or marketed by Microsoft Corporation prior to or during the term of this Agreement.

2.       DELIVERY

         2.1 ACIS Technology. ACIS will ensure that VSI has been or is promptly provided with source and object code copies of each ACIS/MS Superkernel and all relevant ACIS Tools, as well as electronic and hardcopy copies of associated documentation.

         2.2 Updates. ACIS will keep VSI informed of all newly-developed ACIS Technology relevant to its license. ACIS shall make such update information, programs and material available to VSI as soon as practicable, but in no event later than the date ACIS releases such items to any of its other licensees, and at no additional charge unless otherwise expressly provided in this Agreement. Except for the foregoing, ACIS has no obligation to provide support or maintenance to VSI with respect to the ACIS Technology.

3.       GRANT OF LICENSE; INTELLECTUAL PROPERTY OWNERSHIP

         3.1 License Grant. ACIS hereby grants to VSI a nonexclusive, worldwide, irrevocable, perpetual license to: (a) use, copy, import, modify, enhance, and create Derivatives of the ACIS Technology; (b) engage in CycleFree(TM) Development using an ACIS/MS Superkernel; and (c) make, have made, copy, distribute and sell VSI Products solely for use with and running on top of a Microsoft Platform.

         3.2 Sublicenses. The foregoing license includes the right of VSI to sublicense such license rights to VSI resellers, OEMs and end user customers in connection with the use and/or distribution of VSI Products; provided, however, VSI may not sublicense to third parties the right to engage in CycleFree(TM) Development.

         3.3 Restrictions. Except as expressly granted herein, ACIS grants no other license to VSI, express or implied, with respect to the ACIS Technology. VSI will include an end user license with each copy of VSI Products distributed to a customer containing terms setting forth the license restrictions and limitations set forth in this Section 3. In addition, VSI will not permit any third party (i) to directly access the kernel functions provided by the ACIS/MS Superkernel, or (ii) to use the

ACIS Tools, VSI Derivatives of such tools, or any other tools developed by VSI, to engage in CycleFree(TM) Development.

         3.4 Intellectual Property Ownership. ACIS shall own all rights, title, and interest in and to the ACIS Technology and any Derivatives. To the extent VSI develops any Derivative of the ACIS Kernel (including any improvement to the 321 Patent), VSI agrees that ACIS shall own said Intellectual Property Rights, and VSI will not seek, nor attempt to enforce against ACIS, any rights with respect to such Derivative. Subject to ACIS's underlying rights in the ACIS Technology and Derivatives, VSI shall own all rights, title and interest in all programs developed by VSI hereunder using CycleFree(TM) Development, and all VSI Products.

         3.5 Additional Fields. In the event ACIS grants a license to any third party to use the ACIS Technology with non-Microsoft Platforms, ACIS agrees to make available such additional license rights to VSI on terms no less favorable than those granted to such third party.

4.       FEES; PAYMENT

         4.1 Royalties and License Fees. Subject to the terms and conditions of this Agreement, VSI shall pay ACIS the royalties and/or the license fees in the amount and on the terms and conditions as specified in Exhibit A. Royalties and license fees shall be due and payable to ACIS quarterly after the sale or license of any VSI Product on which a royalty or license fee is due.

         4.2 Taxes. The amounts paid pursuant to this Agreement are inclusive of any taxes, duties or other government-imposed fees, which shall be the sole responsibility of the party against which such taxes may be levied.

         4.4 Free Use for Non-Revenue Purposes. VSI shall be entitled to use and copy the ACIS Technology free of charge for non-revenue business purposes, including but not limited to VSI's internal use and distribution of VSI Products to distributors or customers for demonstration or evaluation purposes, provided that ACIS is paid a royalty or license fee on one copy of VSI Product for each copy for which a royalty or license fee is not due.

         4.5 Favored Pricing. ACIS represents and warrants to VSI that the license fees or royalties offered to VSI under this Agreement are no less favorable than those offered by ACIS to any other party. In the event ACIS offers more favorable license fees or royalties to any other party, ACIS will promptly notify VSI of such event and offer such more favorable license fees or royalties to VSI commencing upon the date such more favorable license fees or royalties were offered to the other party. ACIS will provide VSI with any information necessary to evidence compliance with this paragraph. At VSI's request, ACIS shall provide to VSI an officer's certificate certifying its compliance with this paragraph.

         4.6 Audit Rights. VSI shall maintain, for a period of two (2) years after the end of the year to which they pertain, complete records of the VSI Products manufactured and distributed by VSI in order to calculate and confirm VSI's royalty obligations hereunder. Upon reasonable prior notice, ACIS will have the right, exercisable not more than once every six (6) months, to appoint an independent accounting firm or other agent reasonably acceptable to VSI, at ACIS's expense, to examine such financial books, records and accounts during VSI's normal business hours to verify the royalties due by VSI to ACIS herein, subject to execution of VSI's standard confidentiality agreement by the accounting firm or agent. In the event such audit discloses an underpayment or overpayment of royalties due hereunder, the appropriate party will promptly remit the amounts due to the other party. In the event that payment due to ACIS as a result of the audit exceeds the greater of $5,000 or five percent (5%) of the royalties and license fees paid by VSI prior to the audit, VSI shall pay for the cost of the audit.

 5.      PROMOTION AND PROTECTION OF CYCLEFREE TECHNOLOGY

         5.1 Publicity and Promotion. ACIS will provide VSI rights to use such information and documents reasonably necessary to allow VSI to assist ACIS in promoting the ACIS Technology, including providing appropriate references in press releases and establishing appropriate links on VSI's web site. VSI will mark VSI Products as appropriate to reference ACIS's CycleFreeTM trademark and its U.S. Patent Number 6,035,321

         5.2 Protection and Enforcement. VSI will notify ACIS of any activities or threatened activities of any third party of which VSI becomes aware that infringe or will infringe any Intellectual Property Rights in the ACIS Technology, and VSI will cooperate with and generally assist ACIS, at ACIS's expense, in taking such action as may be necessary or desirable against any such infringement. ACIS may, but shall not be required to, institute an action against the infringer at ACIS's sole cost and expense. If ACIS elects not to commence an action against an infringer, VSI may, but shall not be required to, institute such an action at VSI's sole cost and expense on ACIS's behalf, and ACIS will cooperate fully in any such action. Any recoveries obtained by either ACIS or VSI as a result of instituting an action against such an infringer shall be first applied to reimburse the out-of-pocket costs and expenses to the party responsible for initiating such action, and the balance of such recoveries shall be shared equally by ACIS and VSI.

6.       PROPRIETARY NOTICES

         6.1 Trademarks. During the term of this Agreement, ACIS hereby grants to VSI a nonexclusive, worldwide license to use ACIS's trademarks, trade names, and logos (the "ACIS Trademarks"), as updated by ACIS and agreed to in writing by VSI from time to time, in connection with the sale and license of VSI Products as provided in this Agreement. If any of the ACIS Trademarks are to used in conjunction with VSI's or another party's trademarks, then the ACIS Trademarks shall be presented legibly, but nevertheless separated from the other, so that each appears to be a trademark in its own right, distinct from the other mark.

         6.2 Notices. VSI will not remove any proprietary or confidential legends, markings or copyright or other notices that ACIS has placed upon or within the ACIS Technology and will reproduce such markings on any copies made by VSI in accordance with this Agreement. Without limiting the foregoing, VSI agrees to include in all VSI Products incorporating ACIS

Technology subject to the 321 Patent and/or any other ACIS patent, a patent notice in such form as specified by the United States Patent and Trademark Office.

7.       REPRESENTATIONS AND WARRANTIES

         7.1 Representations and Warranties of ACIS. ACIS hereby represents and warrants to VSI as follows:

                  (a) All materials and services provided by ACIS hereunder including, without limitation, the ACIS Technology, are either owned or properly licensed by ACIS and the use thereof by VSI, its contractors or customers do not and will not infringe any proprietary rights of any third party. As of the date of this Agreement, ACIS represents that it has not received any notice or claim from a third party alleging that any of ACIS Technology infringes any Intellectual Property Rights of such third party.

                  (b) ACIS has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to VSI in this Agreement.


         7.2 VSI Warranty. VSI represents and warrants that it has the full power to enter into this Agreement, to carry out its obligations under this Agreement.

8.       INDEMNIFICATION

         8.1 Infringement. ACIS shall defend, indemnify and hold harmless VSI and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of (i) any breach of ACIS's warranties under this Agreement; or (ii) any claim which alleges that any ACIS Technology provided to VSI hereunder, or the exercise of VSI's license rights as provided under this Agreement, infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of any third party. VSI will provide ACIS with prompt written notice of the claim and permit ACIS to control the defense, settlement, adjustment or compromise of any such claim. VSI may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either ACIS or its counsel or because ACIS does not assume control, ACIS will bear the expense of such counsel. VSI shall have no authority to settle any claim on behalf of ACIS.

         8.2 ACIS's Efforts. If the exercise of VSI's license rights is enjoined or becomes the subject of a claim of infringement, ACIS shall use all reasonable efforts to obtain such licenses, or make such replacements or modifications, as are necessary to VSI's continued exercise of its rights hereunder without infringement. If ACIS is unable to achieve either of the foregoing within thirty (30) days (or such longer period as determined by VSI in good faith) after the holding of infringement or the entry of the injunction, as applicable, the license fees or royalties payable under this Agreement shall be reduced by the amount of any costs, royalties or fees incurred by VSI in restoring the ability to exercise its license rights. The foregoing states VSI's sole remedy with respect to such infringement or injunction.

         8.3 Exceptions. ACIS shall have no obligation under paragraphs 8.1 and 8.2 to the extent any claim of infringement or misappropriation results from use of the ACIS Technology in combination with any other unique products not intended by ACIS, or from any alteration or modification of the License Technology not provided or authorized by ACIS, if the infringement would not have occurred but for such combination, alteration or modification.

9.       CONFIDENTIALITY

         9.1 Obligation. "Confidential Information" means information which if disclosed (i) in tangible form, is clearly marked as confidential or proprietary, or (ii) in intangible form (such as orally or visually), the disclosing party identifies as confidential or proprietary at the time of disclosure and provides a written summary of such information within thirty (30) days of disclosure. Except as provided in this Agreement, no party may use, copy, distribute or disclose Confidential Information it receives from another party under this Agreement, without the prior written authorization of the disclosing party. Each party must hold in confidence Confidential Information received from another party and must protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of like importance, but in no event less than reasonable care, for the term of this Agreement (but in no event more than three (3) years from the date of receipt of the Confidential Information). No party shall be liable for any inadvertent or unauthorized disclosure of Confidential Information, provided that such party exercises at least the standard of care set forth above to prevent disclosure and takes reasonable steps to mitigate any damage and prevent further disclosure.

         9.2 Exceptions. Section 9.1 does not apply to any portion of the Confidential Information which a receiving party can demonstrate:

         a. is now, or hereafter becomes, through no act or failure to act on the part of receiving party, generally known in the computer industry;

         b. was possessed by the receiving party without an obligation of confidentiality at the time of receiving such Confidential Information;

         c. is rightfully obtained by the receiving party without restriction on disclosure; or

         d. is independently developed by receiving party without any use of the Confidential Information.

         9.3 Publicity. No party will disclose the terms and conditions of this Agreement to any third party without first obtaining the written consent of the other parties, except as may be required to implement and enforce the terms of this Agreement, or as may be required by legal procedure or by law, or as may be required by an existing or potential investor, acquiring company, bank or other financial institution, under appropriate non-disclosure terms.

         9.4 Non-Solicitation. During the term of this Agreement, ACIS will not solicit for employment any employee of VSI involved in the development, marketing or distribution of VSI Products.


10.      TERM AND TERMINATION

         10.1 This Agreement shall be effective from the Effective Date, and shall remain in force unless and until terminated by mutual agreement or otherwise as provided herein.

         10.2 Termination for Cause. Either ACIS or VSI may terminate this Agreement effective upon written notice to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty (30) days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

         10.3 Termination for Bankruptcy. ACIS may terminate this Agreement effective upon written notice to VSI if VSI files a voluntary bankruptcy petition, or its creditors file an involuntary petition that is not dismissed within sixty (60) days, or VSI is adjudged bankrupt or insolvent, or a receiver or trustee is appointed for all or substantially all of the assets of VSI.

         10.4 Survival. Sections 3.3, 3.4, 4, 6, 8, 9, and 11 shall survive any termination of this Agreement. Sections 3.1, 3.2 and 3.5 shall survive a termination of this Agreement except for a section 10.3 termination.

11.      MISCELLANEOUS

         11.1 Force Majeure. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties.

         11.2 Import and Export. The parties agree to comply with all applicable export laws and regulations of the United States. ACIS shall provide all information under its control necessary or useful for VSI to obtain any export or import licenses required for VSI to ship or receive ACIS Technology.

         11.3 Relationship of Parties. ACIS and VSI are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship.

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Neither party shall act in a manner that expresses or implies a relationship other than that of independent contractor, nor bind the other party.

         11.4 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than VSI and ACIS any rights, remedies or other benefits under or by reason of this Agreement.

         11.5 Attorneys' Fees. In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable attorneys' fees and costs.

         11.6 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by facsimile confirmed by first class mail (registered or certified). Notices will be deemed effective the next day if sent by overnight mail, or the same day if sent by facsimile and confirmed as set forth above.

         11.7 Assignment. Neither VSI nor ACIS may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other, except to a majority-owned subsidiary or a purchaser of all or substantially all the stock or assets of the assigning party (other than a purchaser of such party's assets out of bankruptcy). Notwithstanding the foregoing, VSI may not assign its rights or delegate its obligations under this Agreement to Microsoft Corporation or an entity controlled by Microsoft Corporation. The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties' respective successors and permitted assigns.

         11.8 Waiver and Modification. Failure by any party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

         11.9 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

         11.10 Controlling Law. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

         11.11 Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter, including without limitation the ACIS-VSI License Agreement dated as of September 9, 1999.


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         11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

VSI ENTERPRISES, INC.                                 ACIS, INC.


By:      /s/ Richard W. Egan                          By:    /s/ Richard C. Mays
   -------------------------------------------           -----------------------

Name:    Richard W. Egan                              Name:  Richard C. Mays
     -----------------------------------------             ---------------------

Title:   President and Chief Executive Officer        Title:  President
      ----------------------------------------              --------------------

Date:    September 27, 2001                           Date:  September 27, 2001
     -----------------------------------------             ---------------------




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                                    EXHIBIT A

ROYALTIES AND FEES

         For each VSI Product copy reproduced and distributed for revenue by or under the sublicense rights of VSI, VSI shall pay a per copy royalty based on VSI's Gross Revenues from the distribution of VSI Products according to the following table. "Gross Revenues" shall mean VSI's accrued revenue for the period determined in accordance with GAAP from the distribution, licensing and sale of VSI Products hereunder, less deductions for refunds and returns.


          GROSS REVENUE PER UNIT               % OF GROSS REVENUE
          ----------------------               -----------------------------
                    >
          $.01 to $100                         6% but not less than $2/unit
          $100.01 to $1,000                    4%
          Above $1,000                         2%

         For example, if Net Revenues on a unit are $1,500, the royalty due on such unit would be ($100)(0.06) + ($900)(0.04) + ($500)(0.02) = $52

         All royalties will be paid quarterly, pursuant to VSI's fiscal year, within sixty (60) days following the end of the quarter. VSI will provide ACIS a report showing the quantity of VSI Product copies shipped in the previous quarter and the associated Gross Revenue. VSI shall be entitled to credit for returns, which will be offset against or deducted from royalties due to ACIS or will be refunded to VSI within thirty (30) days of request.